Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and Chief Financial Officer	Global Communications Director
tom.paulson@tennantco.com	kathryn.lovik@tennantco.com
763-540-1204	763-540-1212

Tennant Company Reports 2017 Second Quarter Results

Record net sales for a second quarter of $270.8 million increased 24.9 percent, including impact of IPC Group acquisition. Organic sales declined 2.3 percent;
Reported per share loss of $0.15 includes special items primarily related to IPC acquisition;
Adjusted EPS, excluding special items, of $0.60;
Company reaffirms 2017 full year net sales guidance range and lowers EPS guidance range

MINNEAPOLIS, Aug. 2, 2017-Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported record second quarter net sales of $270.8 million and a net loss of $2.6 million, or a $0.15 loss per share, for the quarter ended June 30, 2017. The 2017 second quarter included special items that reduced earnings by a total of $0.75 per share: a $4.7 million pre-tax charge, or $0.27 per share, for acquisition costs related to the IPC Group acquisition; a $6.2 million pre-tax charge, or $0.22 per share, reflecting acquisition-related financing costs; a $6.2 million pre-tax charge, or $0.25 per share, for acquisition-related inventory step-up flow through; and a $0.2 million pre-tax charge, or $0.01 per share, related to a pension plan settlement charge. Excluding these special items, adjusted 2017 second quarter net earnings were $10.6 million, or $0.60 per share. In the 2016 second quarter, Tennant’s net earnings were $15.3 million, or $0.85 per diluted share, on net sales of $216.8 million. (See the Supplemental Non-GAAP Financial Table.)
"Our performance during the 2017 second quarter primarily reflected near-term operational headwinds mainly stemming from our first quarter 2017 restructuring,” said Chris Killingstad, Tennant Company's president and chief executive officer. “During the second quarter, we closed and began integrating our acquisition of IPC Group. IPC boosts our presence and market share in Europe and more than doubles Tennant’s current EMEA business and we are pleased with IPC’s contribution at this early stage. Furthermore, we achieved the important strategic milestone of launching new e-Commerce capabilities in June, which will allow us to better serve our customers. Lastly, we forged ahead with efforts, following our restructuring, to rebalance and reallocate our resources, as well as initiatives toward improving field service productivity and manufacturing efficiencies. These actions negatively impacted the gross margin of Tennant, excluding IPC. While we are

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Page 2 – Tennant Company Reports 2017 Second Quarter Results

disappointed with our second quarter profitability, we largely control these factors and are committed to improving margins, although these issues may not be resolved until early 2018.”
On April 6, 2017, Tennant announced it completed the acquisition of IP Cleaning, S.p.A. and its subsidiaries (IPC Group). IPC Group, based in Italy, designs and manufactures innovative professional cleaning equipment, tools and other solutions. Tennant anticipates that the acquisition will be accretive to the 2018 full year earnings per share. Organic sales growth within the recently acquired IPC Group increased approximately 8 percent in the 2017 second quarter versus the prior-year quarter.
Second Quarter Operating Review
The company's 2017 second quarter consolidated net sales of $270.8 million rose 24.9 percent over the prior-year quarter. Unfavorable foreign currency exchange lowered consolidated net sales by approximately 1.0 percent and the impact of the August 2016 Florock acquisition and the April 2017 IPC acquisition increased consolidated net sales by 28.2 percent. Organic net sales, which exclude the impact of foreign currency exchange, acquisitions and divestitures, declined approximately 2.3 percent. 2017 second quarter results reflected increased sales through distribution and sales of new products, particularly the M17 sweeper-scrubber, although this was more than offset by lower sales in the other channels and product categories.
Geographically, sales in the Americas rose 3.2 percent, but declined 2.8 percent organically, excluding the impact of the Florock and IPC acquisitions of 6.0 percent. Results in the Americas region reflect challenging year-over-year comparisons due to record level of sales in the 2016 second quarter. In the 2017 second quarter, organic sales declined; however, demand for new products favorably impacted sales in the region. Sales in the Europe, Middle East and Africa (EMEA) region were up 124.9 percent and declined 4.8 percent organically, with solid sales performance in the Central Eastern Europe, Middle East and Africa (CEEMEA) markets being more than offset by declines in the other countries. Organic sales in EMEA exclude an unfavorable foreign currency exchange impact of approximately 3.5 percent and the impact of the IPC acquisition of 133.2 percent. Sales in the Asia Pacific (APAC) region grew by 30.7 percent and increased approximately 3.1 percent organically, excluding a negative foreign currency exchange impact of about 2.0 percent and the impact of the IPC acquisition of 29.6 percent. Sales in the APAC region reflected strong growth in China and Southeast Asia, partially offset by declines in Australia and Japan.
Tennant's gross margin in the 2017 second quarter was 38.6 percent, and the as adjusted gross margin, excluding the $6.2 million IPC acquisition-related inventory step-up flow through, was 40.9 percent compared to 43.9 percent in the prior-year quarter. The as adjusted 300 basis point decrease primarily reflects continued field service productivity challenges related to organizational changes from the restructuring, the near-term unfavorable impact from investments in manufacturing automation initiatives, and raw material cost inflation.
Research and development (R&D) expense for the 2017 second quarter totaled $7.9 million, or 2.9 percent of sales, versus $8.4 million, or 3.9 percent of sales, a year ago. The company continues to invest in developing a robust pipeline of innovative new products and technologies and the advancement of detergent-free products, fleet management and other sustainable technologies.

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Selling and administrative (S&A) expense in the 2017 second quarter was $87.5 million, or 32.3 percent of sales, and as adjusted was $82.6 million or 30.5 percent of sales, versus the prior-year quarter S&A expense of $64.3 million, or 29.6 percent of sales. The 2017 as adjusted second quarter S&A expense excludes the $4.7 million IPC acquisition costs and the $0.2 million pension plan settlement charge. Tennant continued to balance disciplined spending control with investments in key growth initiatives, such as new e-Business capabilities.
Tennant's 2017 second quarter operating profit was $9.2 million, or 3.4 percent of sales, and the operating profit as adjusted to exclude the $6.2 million IPC acquisition-related inventory step-up flow through, the $4.7 million IPC acquisitions costs and the $0.2 million pension plan settlement charge, was $20.2 million, or 7.5 percent of sales, compared to an operating profit of $22.6 million, or 10.4 percent of sales, in the year-ago quarter. The 2017 second quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as adjusted was $29.8 million, or 11.0 percent of sales, compared to $27.4 million, or 12.6 percent of sales in the year-ago quarter. (See the Supplemental Non-GAAP Financial Table.)
New Product and Technology Pipeline
In 2017, the company plans to introduce 32 new products and product variants, excluding IPC products. In the 2017 second quarter, Tennant launched:

•	The V3e Compact Dry Canister Vacuum, designed for carpeted and hard floor surfaces with three-stage HEPA filtration system and low 68 dBA sound level and features that increase operator productivity.

•
Its distribution of the i-mop in North America, as part of a joint venture. The i-mop is a versatile walk-behind scrubber that combines the cleaning performance of an autoscrubber with the agility of a flat mop.

Commented Killingstad: “New product innovation is a key growth driver for Tennant and we continue to experience healthy demand for recently launched products. Through the first half of 2017, 45 percent of our equipment sales came from products introduced within the last three years, which significantly outpaced our 30 percent target. We are concentrating our new product development on areas of most compelling need to customers, such as lower overall operating cost and improved maintenance and fleet-management capabilities. We expect to continue to open up new frontiers and new growth opportunities through our advanced product development efforts.”
2017 First Half Results
For the six months ended June 30, 2017, Tennant generated a net loss of $6.5 million, or a $0.37 loss per share, on net sales of $461.9 million. The 2017 first half included special items totaling $29.4 million pre-tax that reduced earnings by a total of $1.28 per share. Excluding these special items, adjusted 2017 first half net earnings were $16.0 million, or $0.91 earnings per share. For the six months ended June 30, 2016, the company reported net earnings of $19.8 million, or $1.10 per diluted share on net sales of $396.7 million.

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Unfavorable foreign currency exchange lowered consolidated net sales by approximately 0.5 percent, and the impact of the 2016 Florock acquisition and the 2017 IPC acquisition increased consolidated net sales by 15.9 percent. Organic net sales, which exclude the impact of foreign currency exchange, acquisitions and divestitures, rose approximately 1.0 percent versus the prior-year period.
Year-to-date 2017 gross margin was 39.9, and the as adjusted gross margin, excluding the $6.2 million IPC acquisition-related inventory step-up flow through, was 41.2 percent versus 43.6 percent in the year-earlier period. R&D expense in the 2017 first half was $16.3 million, or 3.5 percent of sales, compared to $16.3 million, or 4.1 percent of sales, in the prior-year period. S&A expense in the 2017 first half was $161.4 million, or 34.9 percent of sales, and the as adjusted S&A expense, excluding the $8.0 million restructuring charge, the $7.6 million IPC acquisition costs and the $0.2 million pension plan settlement charge, was $145.6 million, or 31.5 percent of sales, versus $126.7 million, or 31.9 percent of sales, in the first six months of 2016.
Operating profit in the 2017 first half was $6.5 million, or 1.4 percent of sales, and the as adjusted operating profit, excluding the $6.2 million IPC acquisition-related inventory step-up flow through, the $8.0 million restructuring charge, the $7.6 million IPC acquisition costs and the $0.2 million pension plan settlement charge, was $28.5 million, or 6.2 percent of sales, compared to $29.7 million, or 7.5 percent of sales, in the same period last year. Foreign currency exchange rates had a nominal impact on operating profit in the first half of 2017. The 2017 first half EBITDA as adjusted was $42.8 million, or 9.3 percent of sales, compared to $38.5 million, or 9.7 percent of sales, in the 2016 first half. (See the Supplemental Non-GAAP Financial Table.)
Cash from operations totaled a negative $2.5 million in the 2017 first half, compared to a positive $12.4 million in the year-earlier period. The company's total debt was $411.0 million, up from $21.2 million at the end of the prior-year quarter reflecting the recent IPC acquisition. Cash on the balance sheet totaled $53.9 million versus $27.9 million a year ago. Reflecting Tennant’s ongoing commitment to enhancing shareholder return, the company paid cash dividends of $7.5 million in the 2017 first half.
2017 Business Outlook
Killingstad concluded: “Our current set of strategies are focused on one goal - re-engineering a Tennant Company with the market position, product portfolio, customer centricity and operating excellence that positions us for profitable growth. As our efforts in the first half of 2017 demonstrate, we are committed to pursuing the opportunities and navigating the challenges that come with change. We achieved several strategic milestones in the first half of 2017. Tennant, through the acquisition of IPC, has improved its global market position. Our commitment to innovation and new product launches remains on schedule, and we are in the process of better aligning our resources to drive improved efficiencies and optimize expense levels. The global macroeconomic environment still merits caution, but we are optimistic about our sales momentum as we head into the second half of 2017; however, it will be difficult to improve the field service and manufacturing challenges fast enough to offset the unfavorable variances we had in the first half of 2017. Therefore, we are reaffirming our full year sales guidance range and lowering our full year earnings guidance range.”

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Page 5 – Tennant Company Reports 2017 Second Quarter Results

Tennant Company continues to estimate 2017 full year net sales in the range of $960 million to $990 million, up 18.7 percent to 22.4 percent, or up approximately 1 percent to 3 percent organically, assuming an unfavorable foreign currency exchange impact on sales of approximately 1 percent, an additional 0.8 percent inorganic growth from the August 2016 Florock acquisition, and inorganic growth from the April 2017 IPC acquisition in the range of 18.6 percent to 20.4 percent. Tennant now expects 2017 full year reported earnings in the range of $0.85 to $1.05 per diluted share, which includes the first quarter restructuring charge, one-time acquisition and financing costs related to the IPC Group acquisition, the impact on earnings from the preliminary estimate of IPC acquisition-related inventory step-up flow through, a pension plan settlement charge, and the interest expense from the IPC acquisition-related financing. Previously, the company expected 2017 full year reported earnings in the range of $1.05 to $1.25 per diluted share. Tennant now expects 2017 full year adjusted earnings in the range of $2.20 to $2.40 per diluted share. Previously, the company expected 2017 full year adjusted earnings in the range of $2.40 to $2.60 per diluted share. The 2017 full year adjusted earnings exclude the following non-recurring costs totaling $31.4 million pre-tax, or $1.36 per diluted share:

1)	$8.0 million restructuring charge (recorded in the 2017 first quarter in S&A Expense)

2)	$7.6 million IPC acquisition costs ($2.9 million recorded in the 2017 first quarter and $4.7 million recorded in the 2017 second quarter in S&A Expense)

3)	$7.4 million IPC-related financing costs ($1.2 million recorded in the 2017 first quarter and $6.2 million recorded in the 2017 second quarter in Other Expense, Net)

4)	$8.2 million IPC acquisition inventory step-up ($6.2 million recorded in the 2017 second quarter in Cost of Sales and the remainder to be recorded in the 2017 third quarter)

5)	$0.2 million pension plan settlement charge (recorded in the 2017 second quarter in S&A Expense)
Foreign currency exchange in 2017 is estimated to negatively impact operating profit by approximately $2.5 million, or a negative impact of approximately $0.10 per diluted share. On an as adjusted and “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), 2017 full year earnings are now estimated to be in the range of $2.30 to $2.50 per diluted share. Previously, the company expected 2017 full year earnings on an as adjusted and “Constant Currency” basis in the range of $2.50 to $2.70 per diluted share. The revised 2017 full year earnings guidance still anticipates an as adjusted 2017 dilution from the IPC acquisition of $0.10 per diluted share. For the 2016 full year, earnings per diluted share totaled $2.59 on net sales of $808.6 million.
Tennant’s 2017 annual financial outlook includes the following additional assumptions:

•	Continued stable economy in North America, modest improvement in Europe and a challenging business environment in APAC;

•	Gross margin performance in the range of 41 to 42 percent;

•	R&D expense in the range of 3 percent to 4 percent of sales;

•	Capital expenditures in the range of $25 million to $30 million; and

•	An effective tax rate of approximately 29 percent.

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Conference Call
Tennant will host a conference call to discuss the 2017 second quarter results today, August 2, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the Home page. A taped replay of the conference call with slides will be available at investors.tennantco.com for approximately three months after the call.
Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Minneapolis, Minnesota, is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; cleaning tools and supplies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $0.8 billion in 2016 and has approximately 3,200 employees. Tennant acquired IPC Group in April of 2017. IPC Group, headquartered in Italy, had sales of $0.2 billion in 2016 and has approximately 1,100 employees. Tennant has manufacturing operations throughout the world; and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com.The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.
Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to attract, develop and retain key personnel; our ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of any variable rate debt, and prevent us from meeting our covenant and payment obligations related to our debt instruments; our ability to effectively manage organizational changes; our ability to successfully upgrade, evolve and protect our information technology systems; our ability to develop and commercialize new innovative products and services; unforeseen product liability claims or product quality issues; fluctuations in the cost, quality, or availability of raw materials and purchased components; foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; the occurrence of a significant business interruption; our ability to comply with laws and regulations; and our ability to sufficiently remediate any material weaknesses or significant deficiencies in our internal control over financial reporting.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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Non-GAAP Financial Measures
This news release and the related conference call include presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. Management uses adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as a supplemental measure of financial performance. Adjusted EBITDA is defined as operating profit as adjusted to include or exclude special items plus non-interest other (expense) income and to exclude depreciation and amortization. Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in the Supplemental Non-GAAP Financial Table in this news release. In addition, this news release and related conference call include a discussion of sales, sales growth and net earnings per diluted share on a “Constant Currency” basis, which are non-GAAP measures. For the purpose of comparison, financial performance on a “Constant Currency” basis uses the prior-year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact arising from foreign currency exchange rate fluctuations.

FINANCIAL TABLES FOLLOW

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TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Net Sales	$270,791	$216,828	$461,850	$396,692
Cost of Sales	166,237	121,539	277,560	223,901
Gross Profit	104,554	95,289	184,290	172,791
Gross Margin	38.6%	43.9%	39.9%	43.6%
Operating Expense:
Research and Development Expense	7,886	8,390	16,332	16,294
Selling and Administrative Expense	87,513	64,253	161,416	126,692
Loss on Sale of Business	—	87	—	149
Total Operating Expense	95,399	72,730	177,748	143,135
Profit from Operations	9,155	22,559	6,542	29,656
Operating Margin	3.4%	10.4%	1.4%	7.5%
Other Income (Expense):
Interest Income	793	40	877	81
Interest Expense	(11,833)	(288)	(12,627)	(590)
Net Foreign Currency Transaction (Losses) Gains	(336)	597	(1,533)	324
Other Expense, Net	(197)	(314)	(218)	(350)
Total Other (Expense) Income, Net	(11,573)	35	(13,501)	(535)
(Loss) Profit Before Income Taxes	(2,418)	22,594	(6,959)	29,121
Income Tax Expense (Benefit)	238	7,266	(346)	9,354
Net (Loss) Earnings Including Noncontrolling Interest	(2,656)	15,328	(6,613)	19,767
Net Loss Attributable to Noncontrolling Interest	(65)	—	(65)	—
Net (Loss) Earnings Attributable to Tennant Company	$(2,591)	$15,328	$(6,548)	$19,767

Net (Loss) Earnings Attributable to Tennant Company per Share:
Basic	$(0.15)	$0.88	$(0.37)	$1.13
Diluted	$(0.15)	$0.85	$(0.37)	$1.10

Weighted Average Shares Outstanding:
Basic	17,693,102	17,508,022	17,645,090	17,526,107
Diluted	17,693,102	17,933,243	17,645,090	17,954,167

Cash Dividends Declared per Common Share	$0.21	$0.20	$0.42	$0.40

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Six Months Ended
	June 30			June 30
	2017	2016	%	2017	2016	%
Americas	$169,146	$163,857	3.2	$311,916	$297,410	4.9
Europe, Middle East and Africa	77,356	34,391	124.9	110,632	65,124	69.9
Asia Pacific	24,289	18,580	30.7	39,302	34,158	15.1
Total	$270,791	$216,828	24.9	$461,850	$396,692	16.4
(1) Net of intercompany sales.

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TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	June 30,	December 31,	June 30,
	2017	2016	2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$53,305	$58,033	$27,945
Restricted Cash	1,243	517	529
Net Receivables	199,861	149,134	154,609
Inventories	141,579	78,622	82,520
Prepaid Expenses	25,198	9,204	10,289
Other Current Assets	5,461	2,412	1,790
Total Current Assets	426,647	297,922	277,682
Property, Plant and Equipment	373,254	298,500	295,849
Accumulated Depreciation	(195,248)	(186,403)	(190,763)
Property, Plant and Equipment, Net	178,006	112,097	105,086
Deferred Income Taxes	20,157	13,439	14,102
Goodwill	183,250	21,065	17,524
Intangible Assets, Net	166,198	6,460	2,979
Other Assets	22,953	19,054	15,508
Total Assets	$997,211	$470,037	$432,881

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$5,307	$3,459	$3,460
Accounts Payable	88,572	47,408	49,838
Employee Compensation and Benefits	35,789	35,997	30,137
Income Taxes Payable	6,753	2,348	3,950
Other Current Liabilities	58,189	43,617	40,792
Total Current Liabilities	194,610	132,829	128,177
Long-Term Liabilities:
Long-Term Debt	405,716	32,735	17,751
Employee-Related Benefits	25,581	21,134	21,245
Deferred Income Taxes	59,002	171	72
Other Liabilities	24,937	4,625	4,846
Total Long-Term Liabilities	515,236	58,665	43,914
Total Liabilities	709,846	191,494	172,091
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,684	6,633	6,592
Additional Paid-In Capital	9,915	3,653	—
Retained Earnings	304,170	318,180	298,568
Accumulated Other Comprehensive Loss	(36,614)	(49,923)	(44,370)
Total Tennant Company Shareholders’ Equity	284,155	278,543	260,790
Noncontrolling Interest	3,210	—	—
Total Equity	287,365	278,543	260,790
Total Liabilities and Shareholders’ Equity	$997,211	$470,037	$432,881

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TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Six Months Ended
	June 30
	2017	2016
OPERATING ACTIVITIES
Net (Loss) Earnings Including Noncontrolling Interest	$(6,613)	$19,767
Adjustments to reconcile Net (Loss) Earnings to Net Cash (Used in) Provided by Operating Activities:
Depreciation	11,043	8,655
Amortization of Intangible Assets	3,780	224
Amortization of Debt Issuance Costs	466	—
Debt Issuance Cost Charges Related to Financing	6,200	—
Fair Value Step-Up Adjustment to Acquired Inventory	6,199	—
Deferred Income Taxes	(6,032)	(1,633)
Share-Based Compensation Expense	3,622	4,426
Allowance for Doubtful Accounts and Returns	697	606
Loss on Sale of Business	—	149
Other, Net	64	(63)
Changes in Operating Assets and Liabilities:
Receivables	(6,016)	(12,314)
Inventories	(9,854)	(3,941)
Accounts Payable	6,190	(389)
Employee Compensation and Benefits	(8,262)	(5,788)
Other Current Liabilities	5,252	(3,936)
Income Taxes	(1,617)	6,743
Other Assets and Liabilities	(7,614)	(65)
Net Cash (Used in) Provided by Operating Activities	(2,495)	12,441

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(9,145)	(14,769)
Proceeds from Disposals of Property, Plant and Equipment	2,428	427
Acquisition of Businesses, Net of Cash Acquired	(354,073)	—
Issuance of Long-Term Note Receivable	(1,500)	—
Purchase of Intangible Asset	(2,500)	—
Proceeds from Sale of Business	—	285
(Increase) Decrease in Restricted Cash	(118)	120
Net Cash Used in Investing Activities	(364,908)	(13,937)

FINANCING ACTIVITIES
Proceeds from Short-Term Debt	300,000	—
Repayments of Short-Term Debt	(300,000)	—
Proceeds from Issuance of Long-Term Debt	440,000	—
Payments of Long-Term Debt	(58,471)	(3,444)
Payments of Debt Issuance Costs	(16,039)	—
Purchases of Common Stock	—	(12,762)
Proceeds from Issuances of Common Stock	3,843	1,196
Excess Tax Benefit on Stock Plans	—	246
Dividends Paid	(7,463)	(7,058)
Net Cash Provided by (Used in) Financing Activities	361,870	(21,822)

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Effect of Exchange Rate Changes on Cash and Cash Equivalents	805	(37)

Net Decrease in Cash and Cash Equivalents	(4,728)	(23,355)

Cash and Cash Equivalents at Beginning of Period	58,033	51,300

Cash and Cash Equivalents at End of Period	$53,305	$27,945

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TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Net Sales	$270,791	$216,828	$461,850	$396,692

Cost of Sales	166,237	121,539	277,560	223,901
Gross Profit - as reported	$104,554	$95,289	$184,290	$172,791
Gross Margin - as reported	38.6%	43.9%	39.9%	43.6%
Adjustments:
Inventory Step-Up	6,199	—	6,199	—
Gross Profit - as adjusted	$110,753	$95,289	$190,489	$172,791
Gross Margin - as adjusted	40.9%	43.9%	41.2%	43.6%

Operating Expense:
Research and Development Expense	7,886	8,390	16,332	16,294
Selling and Administrative Expense	87,513	64,253	161,416	126,692
Loss on Sale of Business	—	87	—	149
Total Operating Expense	95,399	72,730	177,748	143,135

Profit from Operations - as reported	$9,155	$22,559	$6,542	$29,656
Operating Margin - as reported	3.4%	10.4%	1.4%	7.5%
Adjustments:
Inventory Step-Up	6,199	—	6,199	—
Restructuring Charge	—	—	8,018	—
Acquisition Costs	4,684	—	7,558	—
Pension Settlement	205	—	205	—
Profit from Operations - as adjusted	$20,243	$22,559	$28,522	$29,656
Operating Margin - as adjusted	7.5%	10.4%	6.2%	7.5%

Other Income (Expense):
Interest Income	793	40	877	81
Interest Expense	(11,833)	(288)	(12,627)	(590)
Net Foreign Currency Transaction (Losses) Gains	(336)	597	(1,533)	324
Other Expense, Net	(197)	(314)	(218)	(350)
Total Other (Expense) Income, Net - as reported	(11,573)	35	(13,501)	(535)

(Loss) Profit Before Income Taxes - as reported	$(2,418)	$22,594	$(6,959)	$29,121
Adjustments:
Inventory Step-Up	6,199	—	6,199	—
Restructuring Charge	—	—	8,018	—
Acquisition Costs	4,684	—	7,558	—
Pension Settlement	205	—	205	—
Financing Costs	6,221	—	7,378	—
Profit Before Income Taxes - as adjusted	$14,891	$22,594	$22,399	$29,121

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Page 13 – Tennant Company Reports 2017 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Income Tax Expense (Benefit) - as reported	$238	$7,266	$(346)	$9,354
Adjustments:
Inventory Step-Up(1)	1,729	—	1,729	—
Restructuring Charge(1)	—	—	2,234	—
Acquisition Costs (Nondeductible)	—	—	—	—
Pension Settlement(1)	47	—	47	—
Financing Costs(1)	2,326	—	2,759	—
Income Tax Expense - as adjusted	$4,340	$7,266	$6,423	$9,354

Net (Loss) Earnings Including Noncontrolling Interest	(2,656)	15,328	(6,613)	19,767
Net Loss Attributable to Noncontrolling Interest	(65)	—	(65)	—
Net (Loss) Earnings Attributable to Tennant Company - as reported	$(2,591)	$15,328	$(6,548)	$19,767
Adjustments:
Inventory Step-Up	4,470	—	4,470	—
Restructuring Charge	—	—	5,784	—
Acquisition Costs	4,684	—	7,558	—
Pension Settlement	158	—	158	—
Financing Costs	3,895	—	4,619	—
Net Earnings Attributable to Tennant Company - as adjusted	$10,616	$15,328	$16,041	$19,767

Net (Loss) Earnings Attributable to Tennant Company per Share - as reported:
Basic	$(0.15)	$0.88	$(0.37)	$1.13
Diluted	$(0.15)	$0.85	$(0.37)	$1.10
Adjustments:
Inventory Step-Up	0.25	—	0.25	—
Restructuring Charge	—	—	0.32	—
Acquisition Costs	0.27	—	0.44	—
Pension Settlement	0.01	—	0.01	—
Financing Costs	0.22	—	0.26	—
Net Earnings Attributable to Tennant Company per Share - as adjusted	$0.60	$0.85	$0.91	$1.10

(1) In determining the tax impact, we applied the statutory rate in effect for each jurisdiction where expenses were incurred.

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Page 14 – Tennant Company Reports 2017 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands)	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Net Sales	$270,791	$216,828	$461,850	$396,692

Profit from Operations - as adjusted	20,243	22,559	28,522	29,656
Operating Margin - as adjusted	7.5%	10.4%	6.2%	7.5%

Net Foreign Currency Transaction (Losses) Gains	(336)	597	(1,533)	324
Other Expense, Net	(197)	(314)	(218)	(350)
Adjustments:
Acquisition Related Currency Loss	46	—	1,178	—
Non-Interest Other (Expense) Income - as adjusted	(487)	283	(573)	(26)

Exclude:
Depreciation Expense	6,550	4,399	11,043	8,655
Amortization Expense	3,536	112	3,780	224

Earnings Before Interest, Taxes, Depreciation & Amortization - as adjusted	$29,842	$27,353	$42,772	$38,509
EBITDA Margin - as adjusted	11.0%	12.6%	9.3%	9.7%

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